                    FILING AUTHORITY CONFIRMATION STATEMENT

This Filing Authority Confirmation Statement confirms that the undersigned has authorized and designated Steve Brehm, corporate counsel at Charah Solutions,
Inc., to execute and file on the undersigned's behalf any Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Charah Solutions,
Inc.

The authority of Steve Brehm under this Filing Authority Confirmation Statement shall continue (for so long as he holds the position with Charah Solutions, Inc.
indicated above) until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of (or transactions in) the securities of Charah Solutions, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Steve Brehm is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934, as amended.

Date:  March 8, 2019

/s/ Mignon L. Clyburn
-------------------------
Mignon L. Clyburn